Macy’s, Inc. Reports First Quarter 2020 Results

NEW YORK--July 1, 2020-- Macy’s, Inc. (NYSE: M) today reported results for the first quarter of 2020. As previously reported, the company had net sales of $3.017 billion.

Nearly all of the company's stores have now reopened, including stores in the major metropolitan regions. Stores continued to perform ahead of expectations through May and June, and the company's digital business sales remained strong across geographies. The company continues to expect a gradual sales recovery.

“The first quarter of 2020 was challenging for the country, the industry and Macy’s, Inc. While our stores are re-opened, we expect that the COVID-19 pandemic will continue to impact the country for the remainder of the year. We do not anticipate another full shutdown, but we are staying flexible and are prepared to address increases in cases on a regional level,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “We are meeting our customers how and where they are shopping and have enhanced our fulfillment options and health precautions to ensure a safe and welcoming shopping experience.”

“While we continue to see challenges ahead, we’ve taken the necessary actions to stabilize our business and give us financial flexibility. We are confident we have the right strategy and plans in place to navigate the shifting retail landscape,” Gennette continued.

Primarily as a result of the COVID-19 pandemic, the company’s long-term projections and market capitalization changed, requiring interim impairment assessments for its goodwill and long-lived assets. As a result of these assessments, the company recognized pre-tax, non-cash goodwill and long-lived asset impairment charges of $3.1 billion and $80 million, respectively, during the 13 weeks ended May 2, 2020. The company is now reporting a Diluted loss per share of $11.53 and Adjusted Diluted loss per share of $2.03.

Financial Highlights

	First Quarter
(All amounts in millions except per share figures)	2020	2019
Net sales	$3,017	$5,504

Net income (loss) (a) (b)	$(3,581)	$136
Earnings (loss) before interest, taxes, depreciation and amortization (a) (b)	$(3,873)	$446
Diluted earnings (loss) per share (a) (b)	$(11.53)	$0.44

Adjusted Net income (loss) (b)	$(630)	$137
Adjusted Earnings (loss) before interest, taxes, depreciation and amortization (b)	$(689)	$447
Adjusted Diluted earnings (loss) per share (b)	$(2.03)	$0.44
(a): The results for the 13 weeks ended May 2, 2020 include the pre-tax impact of the non-cash goodwill and long-lived asset impairment charges of $3.1 billion and $80 million, respectively, as well as the related tax impact.
(b): The results for the 13 weeks ended May 2, 2020 include the benefit of tax law changes resulting from the CARES Act.
Note: Adjusted metrics reflect the exclusion of certain items from the respective financial measures. Please see the final pages of this news release for important information regarding the nature of such excluded amounts and calculation of the company’s non-GAAP financial measures.

First Quarter Asset Sale Gains

Asset sale gains for the first quarter of 2020 totaled $16 million pre-tax, or $12 million after-tax and $0.04 per diluted share. This compares to the first quarter of 2019, when asset sale gains totaled $43 million pre-tax, or $31 million after-tax and $0.10 per diluted share.

2020 Guidance

The company previously withdrew its 2020 sales and earnings guidance and is not currently providing an updated outlook.
NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.’s call with analysts and investors will be held today (July 1, 2020) at 8:00 a.m. ET. The webcast, along with the associated presentation, is accessible to the media and general public via the company's investor relations website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4148, passcode, 4021974. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.
Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.
Macy’s, Inc. (NYSE: M) is one of the nation’s premier omni-channel fashion retailers. The company comprises three retail brands, Macy’s, Bloomingdale’s and Bluemercury. Macy’s, Inc. is headquartered in New York, New York. For more information, please visit www.macysinc.com.
Forward-Looking Statements
All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the novel coronavirus (COVID-19) on customer demand, its supply chain as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy and restructuring, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 and “COVID-19 Risk Factor” in the Company’s Current Report on Form 8-K filed on May 26, 2020. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Media - Emily Goldberg
media@macys.com
Investors - Mike McGuire
investors@macys.com

MACY’S, INC.
Consolidated Statements of Operations (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended
	May 2, 2020		May 4, 2019
	$	% to Net sales	$	% to Net sales

Net sales	$3,017		$5,504

Credit card revenues, net	131	4.3%	172	3.1%

Cost of sales	(2,501)	(82.9%)	(3,403)	(61.8%)

Selling, general and administrative expenses	(1,598)	(52.9%)	(2,112)	(38.4%)

Gains on sale of real estate	16	0.5%	43	0.8%

Impairment, restructuring and other costs (Note 2)	(3,184)	(105.5%)	(1)	—%

Operating income (loss)	(4,119)	(136.5%)	203	3.7%

Benefit plan income, net	9		7

Interest expense, net	(47)		(47)

Income (loss) before income taxes	(4,157)		163

Federal, state and local income tax benefit (expense) (Note 3)	576		(27)

Net income (loss)	$(3,581)		$136

Basic earnings (loss) per share	$(11.53)		$0.44

Diluted earnings (loss) per share	$(11.53)		$0.44

Average common shares:
Basic	310.6		309.1
Diluted	310.6		311.4

End of period common shares outstanding	310.2		308.9

Supplemental Financial Measures:
Gross Margin (Note 4)	$516	17.1%	$2,101	38.2%
Depreciation and amortization expense	$237		$236

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)
(millions)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS:
Current Assets:
Cash and cash equivalents	$1,523	$685	$737
Receivables	170	409	237
Merchandise inventories	4,923	5,188	5,498
Prepaid expenses and other current assets	519	528	633
Total Current Assets	7,135	6,810	7,105

Property and Equipment – net	6,425	6,633	6,499
Right of Use Assets	2,672	2,668	2,631
Goodwill	838	3,908	3,908
Other Intangible Assets – net	439	439	441
Other Assets	1,072	714	712

Total Assets	$18,581	$21,172	$21,296

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$739	$539	$41
Merchandise accounts payable	2,196	1,682	1,950
Accounts payable and accrued liabilities	2,757	3,448	2,846
Income taxes	80	81	182
Total Current Liabilities	5,772	5,750	5,019

Long-Term Debt	4,918	3,621	4,680
Long-Term Lease Liabilities	2,923	2,918	2,823
Deferred Income Taxes	944	1,169	1,193
Other Liabilities	1,327	1,337	1,258
Shareholders' Equity	2,697	6,377	6,323

Total Liabilities and Shareholders’ Equity	$18,581	$21,172	$21,296

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)
(millions)

	13 Weeks Ended	13 Weeks Ended
	May 2, 2020	May 4, 2019
Cash flows from operating activities:
Net income (loss)	$(3,581)	$136
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Impairment, restructuring and other costs	3,184	1
Depreciation and amortization	237	236
Benefit plans	12	8
Stock-based compensation expense	6	14
Gains on sale of real estate	(16)	(43)
Deferred income taxes	(225)	7
Changes in assets and liabilities:
Decrease in receivables	236	163
(Increase) decrease in merchandise inventories	265	(235)
(Increase) decrease in prepaid expenses and other current assets	12	(6)
Increase in merchandise accounts payable	629	247
Decrease in accounts payable and accrued liabilities	(531)	(516)
Increase (decrease) in current income taxes	(353)	8
Change in other assets and liabilities	(39)	(58)
Net cash used by operating activities	(164)	(38)

Cash flows from investing activities:
Purchase of property and equipment	(122)	(204)
Capitalized software	(38)	(60)
Disposition of property and equipment	21	34
Other, net	26	(7)
Net cash used by investing activities	(113)	(237)

Cash flows from financing activities:
Debt issued	1,500	—
Debt repaid	(4)	(3)
Dividends paid	(117)	(116)
Decrease in outstanding checks	(231)	(45)
Issuance of common stock	—	6
Net cash provided (used) by financing activities	1,148	(158)

Net increase (decrease) in cash, cash equivalents and restricted cash	871	(433)
Cash, cash equivalents and restricted cash beginning of period	731	1,248

Cash, cash equivalents and restricted cash end of period	$1,602	$815

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)
As a result of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 2, 2020 and May 4, 2019 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)
The 13 weeks ended May 2, 2020 includes non-cash impairment charges totaling $3.2 billion, which consists of $3.1 billion of a non-cash goodwill impairment charge and $80 million impairment charge on long-lived tangible and right of use assets.

(3)
The income tax benefit of $576 million, or 13.9% of pretax loss, reflects a higher projected benefit rate for fiscal 2020 due to the carryback of net operating losses as permitted under the CARES Act and the impact of the goodwill impairment charge.

(4)	Gross margin is defined as net sales less cost of sales.

(5)	Restricted cash of $79 million and $78 million have been included with cash and cash equivalents for the 13 weeks ended May 2, 2020 and May 4, 2019, respectively.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance. Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment. In addition, management believes that excluding certain items from EBITDA, net income (loss) and diluted earnings (loss) per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance. The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures
(All amounts in millions except percentages and per share figures)

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization, Net Income (Loss) and Diluted Earnings (Loss) Per Share, Excluding Certain Items

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income (loss).

•	Adjusted net income (loss) is reconciled to GAAP net income (loss).

•	Adjusted diluted earnings (loss) per share is reconciled to GAAP diluted earnings (loss) per share.

Adjusted EBITDA

	13 Weeks Ended	13 Weeks Ended
	May 2, 2020	May 4, 2019

Net income (loss)	$(3,581)	$136
Interest expense, net	47	47
Federal, state and local income tax expense (benefit)	(576)	27
Depreciation and amortization	237	236
EBITDA	(3,873)	446
Impairment, restructuring and other costs	3,184	1
Adjusted EBITDA	$(689)	$447

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	13 Weeks Ended		13 Weeks Ended
	May 2, 2020		May 4, 2019

	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share
As reported	$(3,581)	$(11.53)	$136	$0.44
Impairment, restructuring and other costs	3,184	10.25	1	—
Income tax impact of certain items identified above	(233)	(0.75)	—	—
As adjusted	$(630)	$(2.03)	$137	$0.44